EXHIBIT 10.1
------------









                           Agreement of Sale


                              dated as of


                             July 31, 1997


                                between


              Carlyle Real Estate Limited Partnership-XI,
                               as Seller


                                  and


                   John Street Fee LLC, as Purchaser











           Premises: 50% Undivided Interest in
                     767 Third Avenue, New York, New York



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                           TABLE OF CONTENTS
                           -----------------
SECTIONS                                                           PAGE
--------                                                           ----


1.     Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.     Purchase Price . . . . . . . . . . . . . . . . . . . . . . .   2

3.     State of Title . . . . . . . . . . . . . . . . . . . . . . .   3

4.     Apportionments . . . . . . . . . . . . . . . . . . . . . . .   4

5.     Assignment . . . . . . . . . . . . . . . . . . . . . . . . .   9

6.     Title. . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

7.     Closing and Closing Documents. . . . . . . . . . . . . . . .  11

8.     Transfer Taxes and Withholding . . . . . . . . . . . . . . .  13

9.     The Property . . . . . . . . . . . . . . . . . . . . . . . .  14

10.    Representations. . . . . . . . . . . . . . . . . . . . . . .  15

11.    Damages. . . . . . . . . . . . . . . . . . . . . . . . . . .  16

12.    Brokerage Commissions. . . . . . . . . . . . . . . . . . . .  17

13.    Casualty . . . . . . . . . . . . . . . . . . . . . . . . . .  17

14.    Condemnation . . . . . . . . . . . . . . . . . . . . . . . .  17

15.    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .  18

16.    Entire Agreement and No Oral Modification. . . . . . . . . .  19

17.    No Contingencies . . . . . . . . . . . . . . . . . . . . . .  19

18.    Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . .  19

19.   Guaranty. . . . . . . . . . . . . . . . . . . . . . . . . . . .24

EXHIBITS

     A.      Legal Description
     B.      Purchase Money Note
     B-1.    Guaranty
     C.      Deed
     D.      Assignment of Leases, Rents and Security Deposits
     E.      Bill of Sale
     F.      General Assignment


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                           AGREEMENT OF SALE
                           -----------------


     THIS AGREEMENT OF SALE (this "Agreement") made as of the 31st day of July, 1997, by and between Carlyle Real Estate Limited Partnership-XI, an Illinois limited partnership, having an address at c/o JMB Realty Corporation, 900 North Michigan Avenue, Chicago, Illinois 60611 ("Seller"), and John Street Fee LLC, a New York limited liability company, having an address at c/o Sage Realty Corporation, 777 Third Avenue, New York, New York 10017 ("Purchaser");


                         W I T N E S S E T H;
                         -------------------

     WHEREAS, Seller is the owner of a fifty (50%) percent undivided interest as a tenant in common (said fifty (50%) percent undivided interest as a tenant in common being hereinafter referred to as the "Property") in and to the "Premises" (as such term is hereinafter defined);

     WHEREAS, K-767 Co. ("K-767 Co."), a New York limited partnership, is the beneficial owner of the remaining fifty (50%) percent undivided interest as a tenant in common in and to the Premises;

     WHEREAS, Purchaser acknowledges that Seller has advised Purchaser that Seller and K-767 Co. are parties to a certain Agreement among Co-Tenants (the "Co-Tenancy Agreement"), dated as of July 31, 1997, which provides for the operation of the Premises; and

     WHEREAS, Seller desires to sell and convey the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, for the consideration and otherwise subject to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings set forth herein, Seller and Purchaser hereby agree as follows:


           1.    SALE.

           1.01. Subject to all the terms, conditions and provisions of this Agreement, Seller agrees to sell, and Purchaser agrees to purchase, the Property. The Premises is all that certain plot, piece or parcel of land situate, lying and being in the City, County and State of New York, described on EXHIBIT A annexed hereto together with the buildings and improvements located thereon commonly known as 767 Third Avenue, New York, New York.

           1.02. The sale includes all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, opened or proposed, to the center line thereof, in front of or adjoining the Premises and all right, title and interest of Seller, if any, in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Premises by reason of change of grade of any street; and Seller will execute and deliver to Purchaser at the "Closing" (as hereinafter defined), or thereafter, on demand, all proper instruments for the conveyance of such right, title and interest and for the assignment and collection of any such award in form reasonably requested by Purchaser.


           2.     PURCHASE PRICE.

           2.01. The purchase price to be paid by Purchaser to Seller is Twenty-Nine Million, Nine Hundred Ninety-Three Thousand, Two Hundred Sixty-Five and 50/100 Dollars ($29,993,265.50), subject to adjustment for prorations and credits provided for herein (the "Purchase Price"), due and payable by Purchaser as follows:

                  (a) Eleven Million Dollars ($11,000,000.00) at the Closing, Four Million Dollars ($4,000,000) by the execution and delivery of an unsecured purchase money note from Purchase, John Street Lease LLC, a New York limited liability company, or any other entity affiliated with Melvyn Kaufman and Robert Kaufman (so long as John Street Lease LLC or such other entity shall be a designated assignee or designee under Section 5.01 or 5.02), in the form of EXHIBIT B annexed hereto (the "Purchase Money Note") and guaranteed by Melvyn Kaufman and Robert Kaufman by a Guaranty in the form of EXHIBIT B-1 annexed hereto (the "Guaranty"), and the remaining part by wire transfer of immediately available funds to an account designated in writing by Seller not less than two (2) business days prior to the Closing as follows:

                      (i) Four Million Dollars ($4,000,000.00) in the form of the Purchase Money Note; and

                      (ii) Seven Million Dollars ($7,000,000.00) by wire transfer as aforesaid.

Purchaser in its sole discretion may elect to pay all cash in lieu of delivering the Purchase Money Note and the Guaranty.

                  (b) Eighteen Million, Nine Hundred Ninety-Three
Thousand, Two Hundred Sixty-Five and 50/100 Dollars ($18,993,265.50) by Purchaser taking title to the Property at the


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Closing subject to an existing mortgage (the "Cigna Mortgage") in the amount of Thirty-Seven Million, Nine Hundred Eighty-Six Thousand, Five Hundred Thirty One and No/100 Dollars ($37,986,531.00) currently encumbering the Premises made to Connecticut General Life Insurance Company ("Cigna").


           3.     STATE OF TITLE.

           3.01. The Property shall be conveyed subject only to the following matters (hereinafter referred to as "Permitted Exceptions"):

                  (a) Zoning regulations and ordinances of the city, county, town or village in which the Premises is located.

                  (b) Utility company rights and easements to maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities (herein collectively referred to as "Utility Installations") in, over and upon the Premises (but not any such rights or easements voluntarily granted after the date hereof by Seller); and all Utility Installations presently serving, crossing or existing on the Premises, whether or not pursuant to recorded grants, agreements or easements.

                  (c) Consents by any current or former owner of the Premises for the erection of any structure or structures on, under or above any street or streets on which the Premises may abut (but not any such consents voluntarily granted after the date hereof by Seller).

                  (d) Rights of tenants or other occupants of the Premises.

                  (e) Real estate taxes, water rates, water meter charges, water frontage charges, and sewer taxes, rents and charges, and vault taxes and charges, whether or not due and payable as of the Closing Date.

                  (f) Chattel mortgages, conditional sales contracts, financing statements and security agreements filed against or with respect to articles or fixtures (but not any of the foregoing voluntarily granted after the date hereof by Seller).

                  (g) Any state of facts an accurate survey would show and any state of facts a personal inspection might disclose.





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                  (h) All notes or notices of violations of law or
municipal ordinances, orders or requirements noted in or issued by the applicable state, county or municipal departments having jurisdiction against or affecting the Premises.

                  (i) Encroachments of stoops, areas, cellar steps, cornices, trim, lintels, window sills, awnings, canopies, sign letters on show window cornices, guard door housing, gratings, lamps, vent pipes, signs, ledges, fences, hedges, coping and retaining walls projecting from the Premises over any street or highway or over any adjoining property and encroachments or similar elements projecting from adjoining property over the Premises.

                  (j) All judgments, liens, encumbrances, violations of law, legal or administrative proceedings and other matters with respect to the Premises which are the obligation of any tenant to remove or the existence of which constitutes a default by any tenant under its lease.

                  (k) Revocability or lack of right to maintain vaults, coal chutes, excavations or sub-surface equipment beyond the line of the Premises.

                  (l) The Cigna Mortgage.

                  (m) Exceptions listed on Schedule B-1 of the Certificate for Title Insurance (the "Title Certificate") issued by Chicago Title Insurance Company (the "Title Company"), No. 9701-00427, other than items 5, 10, 11 and item 13 as to Seller.

                  (n) The printed exclusions from coverage which appear in the standard form owner's policy of title insurance issued by the Title Company in the State of New York.

                  (o) All matters caused directly or indirectly by Purchaser, K-767 Co., "Sage" (as such term is hereinafter defined) or any of their respective affiliates or predecessors in interest which have not been consented to by Seller.


           4.     APPORTIONMENTS.

           4.01.(a)   CALCULATION AND ITEMS TO BE PRORATED.  The items
which shall be prorated (the "Items of Proration") under this Agreement, and the calculation of prorations hereunder, shall be and be made in a manner consistent with the items and the methods by which the proration as set forth in a certain book of prorations (the "Book of Prorations") previously submitted by

Sage to Seller and Purchaser, the summary page from which book has been initialled for identification on behalf of Sage, Seller and Purchaser, subject, however, to the conditions, limitations and stipulations hereafter provided. Such prorations shall be made at the Closing in such manner on the basis of a written update to the Book of Prorations prepared by Sage, which update shall be submitted by Sage to Seller and Purchaser at or prior to the Closing and shall be approved by Seller, Purchaser, the "Old Co-Tenancy" (as hereinafter defined) and the "New Co-Tenancy" (as hereinafter defined).

                  (b) PAYMENT OF PRORATIONS. The Items of Proration shall be prorated by and between the existing cotenancy consisting of Seller and K-767 Co. and established pursuant to the Co-Tenancy Agreement (the "Old Co-Tenancy") and the cotenancy which shall come into existence immediately after the Closing between Purchaser and K-767 Co. (the "New Co-Tenancy") as of the Closing Date (except as is expressly otherwise provided in this Section 4.01), with Seller being obligated to pay or credit Purchaser at the Closing 50% of any amount owed by or to be credited by the Old Co-Tenancy as a result of such prorations, and Purchaser being obligated to pay or credit Seller 50% of any amount owed to or to be credited to the Old Co-Tenancy as a result of such prorations. Additionally, the Old Co-Tenancy and the New Co-Tenancy shall remain obligated following the Closing to make certain adjustments or re-prorations as expressly provided for in Section 4.01(c). Any such adjustment or re-proration shall be made by the Old Co-Tenancy and the New Co-Tenancy within 30 days after the information necessary to perform such adjustment or re-proration is available. It is expressly acknowledged and agreed that effective as of the Closing, automatically and without more, neither the Property nor the fifty percent (50%) undivided interest in the Premises owned by K-767 Co. which is not the subject of this Agreement shall be subject to the Co-Tenancy Agreement, and that neither Seller nor K-767 as members of the Old Co-Tenancy shall have any liabilities or obligations under the Co-Tenancy Agreement except for those relating to (x) events or matters occurring on or prior to the date of the Closing, (y) this Agreement and (z) the winding up or dissolution of the co-tenancy established pursuant to the Co-Tenancy Agreement. Each of Seller and K-676 Co. agree to deliver such instruments as may be reasonably requested by the other to confirm the foregoing agreements.

                  (c) SPECIAL RULES. The following provisions shall apply with respect to the Items of Proration covered thereby:

                      (1) All real estate taxes and assessments on the Premises payable in respect to the current tax year of the applicable taxing authority in which the Closing Date occurs, I.E, July 1, 1997 to June 30, 1998 (the "Current Tax Year") shall be prorated on a per diem basis based upon the number of days in the Current Tax Year prior to the Closing Date (which shall be allocated to the Old Co-Tenancy) and the number of days in the Current Tax Year on and after the Closing Date (which shall be allocated to the New Co-Tenancy); provided, however, that in the event that such taxing authority shall issue a new or supplemental tax bill for all or any portion of the Current Tax Year, then the proration for real estate taxes and assessments for the Current Tax Year shall be re-prorated within 30 days after receipt of any new or supplemental tax bill to the extent necessary to reflect any change in the real taxes or assessments for the Current Tax Year. Upon the Closing Date and subject to the adjustment provided for above, the New Co-Tenancy shall be responsible for real estate taxes and assessments on the Premises payable in respect to the Current Tax Year and all periods after the Current Tax Year. In the event that any assessments on the Premises are payable in installments, then the installment for the Current Tax Year shall be prorated in the manner set forth above (with the New Co-Tenancy assuming the obligation to pay any installments due after the Closing date). Seller hereby reserves its right to receive 50% of the proceeds of any tax reduction proceeding which reduces the real estate taxes and assessments attributable to the period prior to the Closing Date, after allowance for amounts due space tenants under their respective space leases, and Purchaser shall pay to Seller its portion of such amounts as and when received by (or credited to) Purchaser (after first deducting collection costs not theretofore borne by Seller). Seller's right to receive such 50% of the proceeds of any tax reduction proceeding is expressly conditioned upon Seller reimbursing to Purchaser within thirty (30) days after written demand therefor with back-up reasonably satisfactory to Seller 50% of the costs of pursuing and of collection of such proceeds. If Seller shall fail to make any such reimbursement within such 30-day period, then Seller shall have no further right to receive 50% of such proceeds and shall have no further reimbursement obligations in connection therewith (but shall not be entitled to any reimbursement of any expenses previously paid by Seller).

                      (2) All rental and other space tenant charges and "Additional Rents" (as defined below) received with respect to the month in which the Closing Date occurs (the "Current Month) which have been received as of the Closing Date shall be prorated on a per diem basis based upon the number of days in the Current Month prior to the Closing Date (which shall be allocated to the Old Co-Tenancy) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to the New Co-Tenancy). Additionally, the Old Co-Tenancy shall be credited on the Closing Date with its share of rents and other space tenant charges and Additional Rents for the Current Month to the extent set forth in the section of the Book of Prorations entitled "Rental Income". All rentals and other space tenant charges and Additional Rents received by the New Co-Tenancy from a space tenant after the Closing Date shall first be applied to the most recently accrued obligations of such space tenant in the inverse order of such accruals. After application as set forth above, the New Co-Tenancy shall promptly remit to the Old Co-Tenancy that portion of rentals and other space tenant charges and Additional Rents received after the Closing Date attributable to periods prior to the Closing Date unless the Old Co-Tenancy previously shall have received a credit on account thereof as provided for above (after first deducting collection costs, the appropriately allocated portion of the management fee payable to Sage as the managing agent for the Premises and an amount equal to 5% thereof for so-called "Kicker Interest" under the Cigna Mortgage). Except as is expressly otherwise provided in clause (6) below, the Old Co-Tenancy shall have no right to institute an action against any space tenant for or otherwise seek to collect delinquent rentals and other space tenant charges and Additional Rents attributable to periods prior to the Closing Date, all of which shall be the sole right of the New Co-Tenancy (subject to the requirement that the New Co-Tenancy shall apply the same in accordance with the immediately preceding sentences unless the Old Co-Tenancy previously shall have received a credit on account thereof as provided for above), and the Old Co-Tenancy shall cooperate in such proceedings brought or actions taken by the New Co-Tenancy at no cost or expense to the Old Co-Tenancy. Space tenants of the Premises may be obligated to pay, as Additional Rent, certain percentage rents, escalations in base rent and pass-through of operation and similar expenses pursuant to the terms of the space tenant leases (collectively, "Additional Rents").

                      (3) The Old Co-Tenancy shall be credited with the balance (as of the Closing Date) of any tax, insurance and other impound accounts and escrows held by Cigna under the loan evidenced by the Cigna Mortgage.

                      (4) The New Co-Tenancy shall be credited with an amount equal to 100% of all prepaid rentals and other prepaid space tenant charges and prepaid Additional Rents for periods after the Current Month under space tenant leases, if any. Upon the closing of the transaction contemplated hereby, the Old Co-Tenancy shall assign to the New Co-Tenancy, and the New Co-Tenancy shall assume full responsibility for, all security deposits, if any, to be refunded to the space tenants under the space tenant leases. The Old Co-Tenancy shall cooperate with the New Co-Tenancy to transfer any letters of credit or other non-cash security to the New Co-Tenancy if necessary to effectuate such assignment.

                      (5) The New Co-Tenancy shall bear all of the expense of making space tenant installations, commissions and other leasing costs (including, without limitation, attorneys' fees, moving and tenant improvement allowances and other tenant inducements) with respect to any space tenant leases executed after April 8, 1997, and shall also be entitled to all rentals and other space tenant charges and Additional Rents from space tenants whose space tenant leases are executed after said date. The Old Co-Tenancy shall be credited on the Closing Date for all such expenses to the extent previously paid by the Old Co-Tenancy (unless such expenses were funded solely by K-767 Co.). The Old Co-Tenancy shall bear all of the expense of making space tenant installations and commissions with respect to any space tenant leases executed on or before April 8, 1997.

                      (6) The Old Co-Tenancy shall bear all expenses in pursuing the claims set forth in the section of the Book of Prorations entitled "Accounts Receivable" (the "Retained Claims") and shall be entitled to institute an action arising out of or otherwise seek to collect on such claims (including for this purpose continuing the prosecution of any existing actions) and shall be entitled to all recoveries relating thereto, all of which Retained Claims shall belong to the Old Co-Tenancy and shall be shared equally by Seller and K-767 Co. as the members of the Old Co-Tenancy (after first deducting the appropriately allocated portion of the management fee payable to Sage and an amount equal to 5% thereof for Kicker Interest). Seller shall pay to Sage, on behalf of the Old Co-Tenancy, 50% of all such expenses within 30 days after request therefor with back-up reasonably satisfactory to Seller. If Seller shall fail to make any such payment within such 30-day period, then Seller shall have no further right to receive a share of any such recoveries as a member of the Old Co-Tenancy and shall have no further payment obligations in connection therewith (but shall not be entitled to any reimbursement of any expenses previously paid).
Seller's obligation to make any such payments shall be on a tenant by tenant basis so that Seller's failure timely to make any such payment shall not affect Seller's right to receive a share of any such recoveries with respect to any tenant with respect to which Seller shall timely have made its share of any such payments. Additionally, at the request of Seller, the New Co-Tenancy shall keep Seller reasonably advised as to the status of its collection efforts.

                      (7) The Old Co-Tenancy shall be credited with the balance (as of the Closing Date) of any cash on hand

(not already provided for under clauses (3) and (4) and not otherwise constituting escrow or trust or similar funds).

                  (d) OTHER ITEMS. The New Co-Tenancy shall be responsible for all the necessary actions needed to arrange for utilities to be supplied in the name of the New Co-Tenancy on the Closing Date, including the posting of any required deposits (it being understood that the Old Co-Tenancy shall be entitled to be allocated (i) any utility deposits which it or its predecessors have made prior to the Closing Date, and (ii) any refunds or overpayments for utilities to the extent applicable to the period prior to the Closing Date), all of which shall be shared equally by Seller and K-767 Co. as the members of the Old Co-Tenancy.

                  (e) INDEMNIFICATION. The New Co-Tenancy shall indemnify, protect, defend and hold the Old Co-Tenancy harmless from and against any claim in any way arising from the matters for which the New Co-Tenancy receives a credit or otherwise assumes responsibility pursuant to this Section 4.01, and the Old Co-Tenancy shall indemnify, protect, defend and hold the New Co-Tenancy harmless from and against any claim in any way arising from the matters for which the Old Co-Tenancy receives a credit or otherwise assumes responsibility pursuant to this Section 4.01.

                  (f) SURVIVAL. The provisions of this Section 4.01 shall survive the Closing and the delivery of the "Deed" (as such term is hereinafter defined). Notwithstanding the foregoing, except as may expressly otherwise be provided in Section 4.01(c), there shall be no survival of obligations on the part of Seller, Purchaser, the Old Co-Tenancy and the New Co-Tenancy regarding prorations and no adjustments or re-prorations of any other Items of Proration or any of prorations made under this Section 4.01 to correct any prorations which subsequent to the Closing shall be discovered to have been inaccurate or if any prorations shall have been made on the basis of the best data then available or otherwise, including any prorations for Additional Rents which are based on estimates and which are subject to adjustment or reconciliation pursuant to the space tenant leases after the Closing.


           5.     ASSIGNMENT.

           5.01. Subject to the provisions of Section 5.02 hereof, Purchaser may not assign this Agreement or Purchaser's rights under this Agreement without the prior written consent of Seller, which consent may be withheld in Seller's sole and absolute discretion. Except as provided in the second sentence of said Section 5.02, no assignment of this Agreement by Purchaser shall be effective or valid unless within two (2) business days after execution thereof, Purchaser shall deliver to Seller a duplicate original instrument of assignment and assumption duly executed by Purchaser and by the assignee, in which instrument such assignee shall assume performance of all of the terms of this Agreement which Purchaser is obligated to perform.
Any such assignment shall not relieve Purchaser of its obligations to be performed hereunder. All assignments, if any, shall be made in strict compliance with the provisions of this Section 5.01 or said Section 5.02, and any attempted assignment which is not made in compliance with this
Section 5.01 or said Section 5.02 shall be ineffective and shall constitute a material breach of this Agreement.

           5.02. Purchaser hereunder desires to exchange other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, for fee title in the property which is the subject of this Agreement. Purchaser expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031 (k)-1(g)(4) on or before the "Closing Date" (as such term is hereinafter defined). Seller agrees to cooperate with Purchaser, but at no cost or risk to Seller, to accomplish such like kind exchange. Such cooperation, and Seller's covenant to cooperate with Purchaser, is a material inducement to Purchaser to enter into and perform this Agreement. The provisions of this Section 5.02 shall survive the Closing and the delivery of the "Deed" (as such term is hereinafter defined). Notwithstanding the foregoing, Seller shall not be obligated to take title to any property in connection with the contemplated exchange (the "Exchange"). Purchaser shall protect, indemnify, defend and hold Seller harmless from and against any and all obligation, liability, claim, lien or encumbrance, loss, damage, cost or expense, including reasonable attorneys' fees, whether or not legal proceedings are instituted, in any way arising from the Exchange. Seller makes no representations as to the validity or effectiveness of the Exchange under said Code and Regulations. Purchaser may designate in writing not less than two (2) business days prior to the Closing one or more assignees (including John Street Lease LLC, which is affiliated with Melvyn Kaufman and Robert Kaufman) to which Purchaser intends at the Closing to assign this Agreement and Purchaser's rights under this Agreement (which shall include, without limitation, the right to designate such an assignee as the party to acquire a portion of the undivided interest as a tenant in common in and to the Premises which is the subject of this Agreement and/or the right to designate a grantee for such purposes without assigning to such party this Agreement or any interest herein) and, in such event, Seller shall transfer the Property (or such portion) to such assignee or assignees or grantee and Purchaser shall be fully responsible for any "Transaction Taxes" (as hereinafter defined) and tax returns due in connection with such assignment and designation. At the Closing, Purchaser shall furnish to Seller copies of such tax returns and duplicate original instrument of assignment and assumption duly executed by Purchaser and by the assignee or assignees, in which instrument such assignee or assignees shall assume performance of all of the terms of this Agreement which Purchaser is obligated to perform. Any such assignment shall not relieve Purchaser of any of its obligations hereunder, including any of those which by their express terms survive the Closing and the delivery of the Deed or affect the liability of Robert Kaufman or Melvyn Kaufman under the Guaranty or Section 19 hereof.

           6.     TITLE.

           6.01. Except for liens on the Property which can be removed by the payment of a fixed sum of money which are created by Seller (other than Permitted Exceptions) and the restrictions on transfer set forth in item 5 of Schedule B-1 of the Title Certificate which Seller and Purchaser agree to cooperate in releasing, Seller shall have no obligation to cure any such title objections and if Seller elects not to cure same (or is unable to do so), Purchaser shall elect either to accept such title as Seller is able to convey without any reduction or abatement of the Purchase Price, or Purchaser shall elect to rescind this Agreement and this Agreement shall wholly cease and terminate and neither party shall have any further claim against the other except pursuant to Article 12. Seller shall be entitled to a reasonable adjournment or adjournments of the Closing (not exceeding fifteen (15) days in the aggregate, but not beyond October 31, 1997) to cure any title objections, but nothing herein contained shall obligate Seller to bring any action or proceeding or otherwise incur any expense (except as specifically stated above) in order to cure any title objections. Acceptance by Purchaser of the Deed shall be deemed to be full performance of all obligations of the parties hereto, except those that are expressly stated to survive the Closing. Any objection to title shall be deemed to be removed or cured if the Title Company shall take no exception therefor or shall insure the Property against such matter or shall insure against collection thereof out of the Property.


           7.     CLOSING AND CLOSING DOCUMENTS.

           7.01. The closing of title, payment of the Purchase Price and delivery of the Deed and all other documents and instruments required hereunder (the "Closing") shall take place at 10:00 a.m. on October 16, 1997, at the office of Purchaser's attorneys, Nixon, Hargrave, Devans & Doyle LLP, 437 Madison Avenue, New York, New York 10022, or at the offices of Purchaser's lender or its counsel in Manhattan (such time on such date or such time on such other date not later than thirty(30) days thereafter to which Seller or Purchaser may adjourn the Closing is herein called the "Closing Date"). Time shall be of the essence with regard to both Seller's and Purchaser's obligations under this Agreement at 10:00 a.m. on October 31, 1997 (and neither Seller nor Purchaser shall be entitled to adjourn the Closing beyond such date). The deed to be delivered at Closing shall be the usual bargain and sale deed without covenant against grantor's acts, in proper statutory form for recording (the "Deed"), shall be duly executed and acknowledged by Seller and shall be in the form of EXHIBIT C annexed hereto. For convenience, Seller shall omit from the Deed the recital of any and all "subject to" clauses herein contained (including, without limitation, the Permitted Exceptions) and/or any other title exceptions, defects or objections pursuant to which Purchaser is obligated to accept title hereunder or which have been waived or consented to by Purchaser, but the same shall nonetheless survive delivery of the Deed. At the Closing, Seller also shall execute and deliver to Purchaser, an Assignment of Leases, Rents and Security Deposits in the form of EXHIBIT D annexed hereto, a Bill of Sale in the form of EXHIBIT E annexed hereto (the parties acknowledging, however, that no portion of the Purchase Price has been allocated towards any personal property) and a General Assignment in the form of EXHIBIT F annexed hereto.

           7.02. If a search of title or other records discloses judgments, bankruptcies or other returns against other persons having names the same as, or similar to, that of Seller, Seller will on request deliver to Purchaser or the Title Company an affidavit showing that such judgments, bankruptcies or other returns are not against Seller and such affidavit shall otherwise be in form and content as is sufficient to permit the Title Company to remove such judgments, bankruptcies or other returns as exceptions to title.

           7.03. If on the Closing Date there may be any other liens or encumbrances which Seller is obligated to pay or discharge in order to convey to Purchaser such title as is herein provided to be conveyed, Seller may use any portion of the Purchase Price to satisfy same, provided:

           (a) Seller shall deliver to Purchaser or the Title Company at the Closing instruments in recordable form and sufficient to satisfy such liens and encumbrances of record, together with monies sufficient for the cost of recording or filing said instruments; or

           (b)    Seller, having made arrangements with the Title
Company, shall deposit with the Title Company sufficient monies acceptable to the Title Company to insure the obtaining and the recording of such satisfactions. The existence of any such liens or encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements and the Title Company shall take no exception therefor or shall insure the Property against such matters or shall insure against collection thereof out of the Property.

           7.04. Seller shall, as indicated below, execute, acknowledge and/or deliver to Purchaser and/or the Title Company or cause to be paid the following items at the Closing:

                  (a) The Deed in accordance with Section 7.01.

                  (b) An acknowledgement by the members of the Old Co-Tenancy that the Property is not subject to the Co-Tenancy Agreement following the Closing.

                  (c) Such other items, if any, as are specifically required to be delivered or paid by Seller under this Agreement.

           7.05. Purchaser shall, as indicated below, execute, acknowledge and/or deliver to Seller and/or the Title Company or as Seller may direct or cause to be paid the following items on the Closing Date:

                  (a) The Purchase Price in accordance with the provisions of this Agreement, including the Purchase Money Note and the Guaranty, if such Purchase Price is not paid in all-cash.

                  (b) Such other items, if any, as are specifically required to be delivered or paid by Purchaser under this Agreement.


           8.     TRANSFER TAXES AND WITHHOLDING.

           8.01. At the Closing, Purchaser shall deliver a certified check to the order of New York City Department of

Finance for the amount of the transfer tax (the "NYS Transfer Tax") payable with respect to the execution and delivery of the Deed in accordance with
Article 31 of the Tax Law of the State of New York. If any returns shall be required, Seller and Purchaser shall both sign and, if required, swear to such returns. The aforesaid check and returns shall be delivered to the Title Company at the Closing.

           8.02. At the Closing, Purchaser shall deliver a certified check to the order of New York City Department of Finance for the amount of the Real Property Transfer Tax (the "NYC Real Property Transfer Tax"; and the NYS Transfer Tax and the NYC Real Property Transfer Tax being referred to herein collectively as the "Transaction Taxes") imposed by Title 11 of Chapter 21 of the Administrative Code of the City of New York (the "Administrative Code") in connection with the execution and delivery of the Deed, and Seller and Purchaser shall each deliver the return required by the Administrative Code and the regulations issued pursuant to the authority thereof, duly signed and sworn to by both Seller and Purchaser. The aforesaid check and return shall be delivered to the Title Company at the Closing.

           8.03. At the Closing, Seller shall deliver to Purchaser a certification properly executed containing such information as shall be required by the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder in connection with establishing that Seller is not a "foreign person" (as defined in Section 1445 of such Code and such Regulations).

           8.04.  The obligation of Purchaser to pay all Transaction
Taxes imposed in connection with the execution and delivery of the Deed shall survive the delivery of the Deed hereunder (including, for this purpose, any Transaction Taxes due in connection with any permitted assignment of this Agreement or designation of a grantee by Purchaser under
Section 5.01 or Section 5.02, which also shall be the obligation of Purchaser and survive the delivery of the Deed hereunder).


           9.     THE PROPERTY.

           9.01. Purchaser acknowledges and agrees that Purchaser is purchasing the Property "as is" and without representation or warranty of any kind or nature whatsoever, express or implied, except as otherwise specifically provided for herein. In making and executing this Agreement, Purchaser has not relied upon nor been induced by any statements or representations of any person with respect to (i) the title to, or the physical condition of, the Premises or any other property included in this sale (it being understood that, except as expressly provided in Section 10.01(a), Purchaser is relying upon any title insurance policy which may be obtained by Purchaser at its expense in connection with this Agreement as to all matters affecting title to the Premises), (ii) the rental or other income, if any, operating expenses, tenancies or occupancies of the Premises, (iii) the income or expenses of ownership, maintenance and operation of the Premises, or (iv) any other matters affecting or relating to the Property or the Premises or this transaction which might be pertinent in considering the making or the execution of this Agreement. Except as may expressly be provided for herein, no party has any authority to make representations or warranties with respect to the Premises or the Property, and Seller expressly disclaims any responsibility for any such representations or warranties made by any party who represents or purports to represent Seller. Purchaser has, on the contrary, relied solely on such investigations, examinations and inspections as Purchaser has chosen to make or has made. Purchaser acknowledges that Seller has afforded Purchaser the opportunity for full and complete investigations, examinations and inspections of the Property and the Premises and all documents or written material relevant to the sale of the Property and the Premises and that Purchaser has either made same or waived same for its own business purposes, that principals of Purchaser are principals of K-767 Co. and as such are fully familiar with the Premises and this transaction. THERE ARE NO UNDERSTANDINGS, AGREEMENTS, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, GIVEN BY SELLER TO PURCHASER IN CONNECTION WITH THIS TRANSACTION UNLESS SPECIFICALLY SET FORTH HEREIN.

           9.02. It shall not be a condition to Closing that any lease, sublease or service contract with respect to the Premises be in effect at Closing.

           9.03. If there shall be any deterioration, destruction, disrepair or casualty with respect to the Premises at Closing, such condition shall not constitute an objection to title or an impediment to Closing, and Purchaser shall be required to close title notwithstanding same without any abatement of the Purchase Price.


           10.    REPRESENTATIONS.

           10.01. Seller represents to Purchaser as follows:

                  (a) Seller has not transferred, assigned or hypothecated its interest in the Premises, and the execution and delivery by Seller of this Agreement and the performance by

Seller of its obligations hereunder have been duly authorized; and

                  (b) Seller has the capacity and full power and authority to enter into and perform this Agreement in accordance with its terms, and this Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms; and

                  (c) Seller has not assigned, pledged, hypothecated or otherwise encumbered its interest under the Co-Tenancy Agreement.


           10.02. Purchaser represents to Seller:

                  (a) The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized; and

                  (b) Purchaser has full power and authority to enter into and perform this Agreement in accordance with its terms, and this Agreement constitutes the valid and binding obligation of Purchaser enforceable in accordance with its terms; and

                  (c) Melvyn Kaufman, Robert Kaufman, their spouses, their children, or any of them, or entities controlled one hundred (100%) percent by any of them, now own and will continue after the consummation of the sale to own at least a fifty (50%) percent interest in the Premises.


           11.    DAMAGES.

           11.01. In the event of Purchaser's default hereunder, Seller shall be entitled to elect one of the following remedies: (i) to sue for specific performance of this Agreement plus an amount equal to Seller's "Legal Costs" (as hereinafter defined) if Seller shall be the prevailing party; or (ii) to sue for damages not to exceed the amount of the Purchase Price plus an amount equal to Seller's Legal Costs if Seller shall be the prevailing party.

           11.02. In the event of Seller's default hereunder, Purchaser shall be entitled to elect one of the following remedies: (i) to sue for specific performance of this Agreement plus Purchaser's Legal Costs if Purchaser shall be the prevailing party; or (ii) to sue for damages not to exceed the amount of the

Purchase Price plus an amount equal to Purchaser's Legal Costs if Purchaser shall be the prevailing party.

           12.    BROKERAGE COMMISSIONS.

           12.01. Purchaser represents and warrants to Seller that it has not dealt with any broker or finder in connection with this transaction. Purchaser shall indemnify, defend and save Seller harmless from and against any expense (including, but not limited to, reasonable attorneys' fees, including in enforcing the foregoing indemnification), claim, loss or liability in connection with a claim by any broker or other finder claiming to have dealt with Purchaser in connection with this transaction.

           12.02. Seller represents and warrants to Purchaser that it has not dealt with any broker or finder in connection with this transaction. Seller shall indemnify, defend and save Purchaser harmless from and against any expense (including, but not limited to, reasonable attorneys' fees, including in enforcing the foregoing indemnification), claim, loss or liability in connection with a claim by any broker or other finder claiming to have dealt with Seller in connection with this transaction.

           12.03. The provisions of this Article 12 shall survive the Closing and the delivery of the Deed or any sooner termination of this Agreement.

           13.    CASUALTY.

           13.01. If prior to the Closing Date all or any part of the Premises is destroyed or damaged by fire or the elements or by any other cause, Purchaser shall nonetheless be required to close title on the Closing Date and there shall be no abatement of the Purchase Price. In such event, Seller shall assign to Purchaser at Closing all rights of Seller to any insurance proceeds or remit to Purchaser any such insurance proceeds received by Seller after the date hereof.

           14.    CONDEMNATION.

           14.01. In the event of the institution of any proceeding (judicial, administrative or otherwise) which shall relate to the proposed taking of all or any portion of the Premises by eminent domain, or in the event of the taking of all or any portion of the Premises by eminent domain prior to the

Closing Date, this Agreement may not be terminated by either party, and Purchaser shall nonetheless be required to close title on the Closing Date and there shall be no abatement of the Purchase Price; and Seller shall assign to Purchaser at Closing all rights of Seller to any condemnation proceeds or remit to Purchaser any such condemnation proceeds received by Seller after the date hereof.


           15.    NOTICES.

           15.01. Any notice required or permitted to be given pursuant to this Agreement shall be effective and valid only if in writing and delivered personally or by reputable overnight express courier or delivery service, or sent postage prepaid by certified or registered mail, return receipt requested, as follows:

                  (a)   If to Purchaser:

                  c/o Sage Realty Corporation
                  777 Third Avenue
                  New York, New York 10022


                  With a copy to:

                  Nixon, Hargrave, Devans & Doyle LLP
                  437 Madison Avenue
                  New York, New York 10022
                  Attention:  Thomas J. Dee, Esq.


                  (b)   If to Seller:

                  c/o JMB Realty Corporation
                  900 North Michigan Avenue
                  Chicago, Illinois 60611


                  With a copy to:

                  Pircher, Nichols & Meeks
                  1999 Avenue of the Stars
                  Los Angeles, California 90067
                  Attention: Real Estate Notices (LJP/RCS)

           Unless otherwise specified, notice shall be deemed given when received, but if delivery is not accepted, on the earlier of the date delivery is refused or the third business day after the same is deposited with the United States Postal Service. Either party may by written notice to the other designate a different address to which notice shall be sent. The attorneys for the respective parties hereto are hereby expressly authorized, on behalf of their respective clients, to serve any written notice whenever such notice is provided to be given under this Agreement, and any such notice shall be in writing and signed by said attorneys.


           16.    ENTIRE AGREEMENT AND NO ORAL MODIFICATION.

           16.01. This Agreement and the Exhibits annexed hereto and made a part hereof by reference embody and constitute the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement.

           16.02. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.


           17.    NO CONTINGENCIES.

           17.01. This Agreement is not contingent upon Purchaser's ability to finance the transaction.


           18.    MISCELLANEOUS.

           18.01. None of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third party.

           18.02. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

           18.03. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, if any.

           18.04. This Agreement may be executed in two or more counterparts, and all counterparts so executed shall for all purposes constitute one agreement, binding on all the parties hereto, notwithstanding that all parties shall not have executed the same counterpart.

           18.05. The acceptance of the Deed and payment of the Purchase Price shall be deemed full performance and discharge of each and every agreement and obligation on the part of Seller and Purchaser, respectively, to be performed under this Agreement except those herein specifically stated to survive the Closing. Any and all representations, warranties, covenants, indemnities and agreements of Seller or Purchaser, respectively, contained in this Agreement shall not survive the Closing and the delivery of the Deed and payment of the Purchase Price, and shall be merged in the delivery of the Deed, unless specifically provided otherwise in this Agreement.

           18.06. Defined terms used in this Agreement shall have the meanings ascribed to them in this Agreement, which meanings shall apply to both the singular and plural forms of the terms defined. As used in this Agreement the singular shall include the plural and the plural shall include the singular, as the context shall require. The captions used in connection with the Articles of this Agreement and the Table of Contents, if any, of this Agreement are for convenience of reference only and shall not be deemed to construe or limit the meaning or language of this Agreement. All references to "Articles" and "Sections" contained herein shall be construed to mean articles and sections of this Agreement unless otherwise indicated.

           18.07. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated unless such invalidity, voidness or unenforceability prevents (i) the conveyance, transfer and assignment of the Property to Purchaser as contemplated by this Agreement, or (ii) the payment of the Purchase Price to Seller, in which case this Agreement shall be null and void and neither party shall have any further rights or liabilities hereunder, except for those provisions which specifically survive a termination of this Agreement.

           18.08. This Agreement is entered into and shall be governed and construed in accordance with the laws of the State of New York without regard to its principles of conflict of laws and, further, without regard to any presumption against the party causing same to have been prepared.

           18.09. Exhibits A through F annexed hereto are incorporated herein by reference and made a part of this Agreement.

           18.10. Prior to Closing, neither Seller nor Purchaser shall, without the consent of the other party, initiate the issuance of any press release or similar publicity or provide information (except as required or contemplated by any provision of this Agreement or as may be required by law upon the advice of counsel) regarding the transactions contemplated herein to any other person or entity, other than the Title Company, lenders, investors, employees, representatives, agents, attorneys and accountants of Seller and Purchaser and then only on a need to know basis.

           18.11. It is expressly understood and agreed that this Agreement shall not constitute an offer or create any rights in favor of Seller or Purchaser and shall in no way obligate or be binding upon Seller or Purchaser, and this Agreement shall have no force or effect unless and until the same is executed by Seller and Purchaser and is delivered by Seller and Purchaser.

           18.12 Seller and Purchaser hereby waive the provisions set forth in Section 5-1311 of the General Obligations Law of the State of New York to the extent that same are inconsistent with the provisions of this Agreement.

           18.13. (a) In addition to the conditions provided in other provisions of this Agreement, Seller's obligations to perform its undertakings provided in this Agreement (including its obligation to sell the Property) are conditioned on the following:

                  (i) The due performance by Purchaser of each and every undertaking and agreement to be performed by it hereunder (including the delivery to Seller of the items and funds specified to be delivered by Purchaser in Section 7 hereof).

                  (ii) That at no time on or before the Closing Date shall any "Bankruptcy/Dissolution Event"(as defined below) have occurred with respect to Purchaser, and if Purchaser is a partnership or limited liability company, any general partner or member in Purchaser. As used herein, a "Bankruptcy/Dissolution Event" means any of the following: (a) the commencement of a case under Title 11 of the U.S. Code (the "Bankruptcy Code"), as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any substantial property interest;
(c) an assignment for the benefit of creditors; (d) an attachment, execution or other judicial seizure of a substantial property interest; (e) a dissolution or liquidation, or (f) the death or incapacity of both Melvyn Kaufman and Robert Kaufman, unless Purchaser shall elect to pay the entire purchase price in cash and dispense with the Purchase Money Note and the Guaranty.

           (b) In addition to the conditions provided in other provisions of this Agreement, Purchaser's obligations to perform its undertakings provided in this Agreement (including its obligation to purchase the Property) are conditioned on the following:

                  (i) The due performance by Seller of each and every undertaking and agreement to be performed by it hereunder (including the delivery to Purchaser of the items specified to be delivered by Seller in
Section 7 hereof).

                  (ii) That at no time on or before the closing Date shall a Bankruptcy/Dissolution Event have occurred with respect to Seller or any of the general partners in Seller.

           (c) Either party may at its option waive any of the aforementioned conditions.

           18.14. (a) No present or future partner, director, officer, member, shareholder, employee, advisor, affiliate or agent of or in Seller or any affiliate of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement or instrument made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance, and Purchaser hereby waives any and all such personal liability. For purposes of this Section, no negative capital account or any contribution or payment obligation of any partner or member in Seller shall constitute an asset of Seller. The limitations of liability contained in this Section shall survive the termination of this Agreement or the Closing Date, as applicable, and are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.

           (b) No present or future partner, director, officer, member, shareholder, employee, advisor, affiliate or agent of or in Purchaser or any affiliate of Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or an agreement or instrument made or entered into under or in connection with the provisions of this Agreement other than pursuant to the guaranty of the obligations of Purchaser set forth in Section 19.01 of this Agreement and other than pursuant to the Guaranty, if applicable, or any amendment or amendments to any of the foregoing made, at any time or times, heretofore or hereafter, and Seller and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Purchaser's assets for the payment of any claim or for any performance, and Seller hereby waives any and all such personal liability. For purposes of this Section, no negative capital account or any contribution or payment obligation of any partner or member in Purchaser shall constitute an asset of Purchaser. The limitations of liability contained in this Section shall survive the termination of this Agreement or the Closing Date, as applicable and are in addition to, and not in limitation of, any limitation on liability applicable to Purchaser provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.

           18.15. In the event any action shall be instituted by a party to enforce this Agreement, the prevailing party in such action (as determined by the court, agency or other authority before which such suit or proceeding is commenced), shall be entitled to such reasonable attorneys' fees, costs and expenses as may be fixed by the decision maker ("Legal Costs"). The foregoing includes, but is not limited to, reasonable attorneys' fees, expenses and costs of investigation incurred in (1) appellate proceedings; (2) any post-judgment proceedings to collect or enforce the judgment; (3) establishing the right to indemnification; and
(4) any action or participation in, or in connection with, any case or proceeding under Chapters 7, 11 or 13 of the Bankruptcy Code, or any successor statutes. This provision is separate and several and shall survive the consummation of the transaction contemplated by this Agreement or the earlier termination of this Agreement.

           18.16. The parties hereby irrevocably waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

           18.17. In no event shall this Agreement or any document or other memorandum related to the subject matter of this Agreement be recorded without the consent of Seller and Purchaser.

           18.18. Purchaser shall pay (i) all costs and expenses of any escrow arrangements; (ii) all costs and expenses, including premiums and survey costs, of any title insurance policies which may be obtained by Purchaser; and (iii) the cost of any of its examinations and inspections and audits of the Property, including the cost of any of its appraisals, environmental, physical and financial audits, and, if applicable, all costs associated with the Exchange and any financing to be obtained by Purchaser (including any application and commitment fees, and the costs of meeting any lender requirements). Seller and Purchaser shall each pay their respective (i) legal fees and expenses, and (ii) costs of all opinions, certificates, instruments, documents and papers required to be delivered, or caused to be delivered, by it hereunder and the cost of all its performance under this Agreement.


           19.    GUARANTY.

           19.01. For value received, and in consideration for, and as an inducement to Seller entering into this Agreement with Purchaser, the undersigned persons listed as guarantors (collectively, "Guarantors") guaranty to Seller, Seller's successors and assigns, the full payment and performance and observance of all of the covenants, conditions and agreements, herein provided to be performed and observed by Purchaser, without requiring any notice of non-payment, non-performance or non-observance or proof, or notice, or demand, whereby to charge Seller therefor, all of which Guarantors hereby expressly waive and solely for such purposes join in the execution and delivery of this Agreement. Guarantors expressly agree that the validity of Guarantors' obligations shall in no case be terminated, affected or impaired by reason of the assertion by Seller against Purchaser of any of the rights or remedies reserved to Seller pursuant to the provisions of this Agreement. The liability of Guarantors under this

Section 19.01 shall be joint and several. Each individual Guarantor hereby represents and warrants to Seller that as of the date hereof each of the representations and warranties set forth in Article I of the Guaranty is true and correct as if the same had applied to him and his obligations under this Section 19.01 (and the same are hereby incorporated into this Section 19.01 as if set forth herein in full, with appropriate changes such that they apply only to his obligations under this Section 19.01). Each individual Guarantor agrees that the covenants, waivers and agreement set forth in Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.08, 2.09, 2.10, 3.01 and
3.10 of the Guaranty shall apply to Guarantor and his obligations under this Section 19.01 (and the same are hereby incorporated into this Section
19.01 as if set forth herein in full, with appropriate changes such that they apply only to his obligations under this

Section 19.01). The liability of Guarantors under this Section 19.01 shall terminate upon the consummation of the Closing.


           IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be duly executed as of the day and year first above written.

"SELLER":                   CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XI,
                            an Illinois limited partnership, as Seller;
and as a Co-Tenant for the sole purpose of evidencing its approval of and agreement to comply with the provisions of Section 4 of this Agreement

                            By: JMB REALTY CORPORATION,
                                a Delaware
                                corporation, its general partner

                                 By:_____________________________


"PURCHASER":                   JOHN STREET FEE LLC,
                               a New York limited
                               liability company

                            By:  W-JOHN FEE LLC, a New York limited
                               liability company, Managing Member

                            By:  THE WILLIAM KAUFMAN ORGANIZATION
                               LTD., a New York corporation, Agent

                                  By:
                                            ----------------------
                                            Robert Kaufman,
                                             President

"GUARANTORS"                                ______________________
                                            Melvyn Kaufman


                                            ______________________
                                            Robert Kaufman


"CO-TENANT"                 K-767 Co., is executing this Agreement for
the
                               sole purpose of evidencing its approval of
and agreement to comply with the provisions of Section 4 of this Agreement


                            K-767 CO., a New York limited partnership

                            By: WKOP 767 THIRD CORPORATION,
                               a New York Corporation,
                               its general partner

                                  By:__________________________
                                     Robert Kaufman, President

                               EXHIBIT A
                               ---------

                           LEGAL DESCRIPTION


ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the easterly line of Third Avenue with the southerly line of East 48th Street; running

THENCE Easterly along the southerly line of East 48th Street, 153 feet 4 inches;

THENCE Southerly parallel with the easterly line of Third Avenue and part of the distance through a party wall, 100 feet 5 inches to the center line of the block;

THENCE Westerly parallel with the southerly line of East 48th Street and along the center line of the block, 58 feet 4 inches;

THENCE Northerly parallel with the easterly line of Third Avenue, 11 feet 0 inches;

THENCE Westerly parallel with southerly line of East 48th Street and part of the distance through a party wall, 95 feet 0 inches to a point in the easterly line of Third Avenue;

THENCE Northerly along the Easterly line of Third Avenue, 89 feet 5 inches to the point or place of Beginning.

TOGETHER with the Easement for Light and Air, as set forth in Declaration of Light and Air by and among Melvyn Kaufman, Robert Kaufman and Manteca Realty Corporation, N.V. dated 10-15-80, recorded 10-20-80 in Reel 541 P. 1406.

EXHIBIT B
--------

                            PURCHASE MONEY NOTE

$4,000,000                             New York, New York


                                                                    ,1997


           FOR VALUE RECEIVED, the undersigned JOHN STREET LEASE LLC, a New York limited liability company ("Borrower"), promises to pay to CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XI, an Illinois limited partnership ("Lender"), the sum of Four Million and No/100 Dollars ($4,000,000), together with interest on the balance of unpaid principal from the date hereof at the per annum rate set forth below, computed on the basis of a 360-day year consisting of twelve equal 30-day months, upon and subject to the terms and conditions set forth below.

           1. DEFINITIONS. The following terms shall have the following meanings:


           "Bankruptcy/Dissolution Event" with respect to a person or entity, means the commencement or occurrence of any of the following with respect to such person or entity; (1) a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (2) the appointment of (or a proceeding to appoint) a trustee or receiver of any substantial property interest; (3) an attachment, execution or other judicial seizure of (or a proceeding to attach, execute or seize) a substantial property interest; (4) an assignment for the benefit of creditors; or (5) a dissolution and liquidation; provided, however, that (x) the events described in clauses (1),
(2) or (3) shall not be included if the same are (a) involuntary and not at any time consented to, (b) contested within 30 days of commencement and thereafter diligently and continuously contested, and (c) dismissed or set aside, as the case may be within 90 days of the commencement and (y) the events described in clause (5) shall not be included as long as the assets of the entity are distributed to its members which shall assume in writing such entity's liability thereunder.

           "Borrower" means JOHN STREET LEASE LLC, a New York limited liability company.

           "Business Day" means any day that is not a Saturday, Sunday or holiday as defined by New York state law or any other day when commercial banks in New York are authorized or obligated by law or executive order to be closed.

           "Default Rate Interest" means the interest due and calculated at the Past Due Rate pursuant to Section 7.

           "Guaranty" means that certain Guaranty, dated as of the date hereof, by Melvyn Kaufman and Robert Kaufman in favor of Lender (the "Guaranty").

           "Lender" means Carlyle Real Estate Limited Partnership-XI, or any future owner or holder of this Note, including pledgees and transferees of this Note or any person or entity acquiring or owning a participation interest herein or therein.

           "Maturity Date" means October 10, 1998 provided, however, that if such date is not a Business Day, then the Maturity Date shall be the next Business Day following such date.

           "Past Due Charge" means Five Cents (5 cents) for each One Dollar ($1.00) of the amount of each delinquent payment, as referred to in Section 7.

           "Past Due Rate" means a rate of interest equal to the lesser of
(i) fifteen and one-half (15-1/2%) percent per annum, or (ii) the maximum rate of interest permitted to be charged by applicable laws or regulation governing this Note, as referred to in Section 7.


           2. INTEREST RATE. The unpaid principal balance under this Note shall bear interest at the rate (the "Interest Rate") of Nine Percent (9.0%) per annum.

           3. MONTHLY PAYMENTS OF INTEREST. Commencing on the first day of the first full calendar month commencing after the date hereof and continuing on the first day of each calendar month thereafter through October 1, 1998, Borrower shall pay to Lender at its address indicated in this Note all accrued and unpaid interest under this Note.

           4. MATURITY DATE. The entire balance of principal and accrued interest and other amounts then outstanding on this Note are due and payable on the Maturity Date.

           5. APPLICATION OF PAYMENTS: ETC. Each payment hereunder shall be applied when received first to the payment of any unpaid Past Due Charge and then to the payment of accrued interest on the principal balance from time to time remaining unpaid and then to reduce principal, except that if any amounts due under the terms of Section 9 hereof have not been repaid, then any monies received, at the option of Lender, may first be applied to repay such amounts and interest thereon and the balance, if any, be applied as herein specified. No such application by Lender shall constitute a cure or waiver of any default by Borrower under this Note. Without limitation of the foregoing, in the event of any partial payment hereunder, Lender shall have the sole right and authority to determine which portion of the indebtedness evidenced hereby any partial payment may be applied against, if any; provided that, nothing in the foregoing shall impose upon Lender any duty or obligation to accept or apply any partial payment received by Lender hereunder.

           6. DEFAULT; ACCELERATION. Upon the occurrence of any default hereunder which shall remain uncured for ten (10) days after written notice thereof from Lender, the whole of the unpaid principal hereof, together with accrued and outstanding interest and all other sums required to be paid under this Note shall, at the election of Lender and without notice of such election, become immediately due and payable. Lender's election may be exercised at any time after any such event, and the acceptance of one or more payments hereon from any person thereafter shall not constitute a waiver of Lender's election, or of its option to make such election. The occurrence of a Bankruptcy/Dissolution Event with respect to Borrower or any individual guarantor under the Guaranty shall constitute a default under this Note.

           7. PAST DUE CHARGE AND PAST DUE INTEREST RATE. Borrower recognizes and acknowledges that any default on any payment, or portion thereof, due hereunder will result in losses and additional expenses to Lender in servicing the indebtedness evidenced hereby, and in losses due to Lender's loss of the use of funds not timely received. Borrower further acknowledges and agrees that in the event of any such default, Lender would be entitled to damages for the detriment proximately caused thereby, but that it would be extremely difficult and impracticable to ascertain the extent of or compute such damages. Therefore, if for any reason Borrower fails to pay any interest under this Note on any regularly scheduled payment date under Section 3 hereof for a period of ten(10) days after such payment is due, Borrower shall pay to Lender, in addition to any such delinquent payment, an amount equal to the Past Due Charge calculated on such delinquent payment. In addition, if for any reason Borrower fails to make any payment due hereunder (including payment of all principal and accrued interest on the Maturity Date) within the 10-day period after such payment is due, then each such delinquent payment shall also bear Default Rate Interest (in lieu of interest at the Interest Rate), commencing on the date such delinquent payment was due and continuing for as long as the delinquency continues, regardless of whether or not there has been an acceleration of the indebtedness under this Note, computed at the Past Due Rate until paid (such Default Rate Interest to be compounded annually). Borrower acknowledges that the Past Due Charge and Default Rate Interest agreed to hereunder represent the reasonable estimate of those damages which would be incurred by Lender, and a fair return to Lender for the loss of the use of the funds not timely received from Borrower on account of a default by Borrower as herein specified, established by Borrower and Lender through good faith consideration of the facts and circumstances surrounding the transaction contemplated under this Note as of the date hereof, but that such Past Due Charge and Default Rate Interest are in addition to, and not in lieu of, any other right or remedy available to Lender. If any applicable law proscribes the imposition of a past due charge in the amount of the Past Due Charge herein specified, or limits the rate of the Default Rate Interest that may be charged to a rate less than the Past Due Rate herein specified, then the maximum charge or rate permitted by such law shall be charged by Lender for purposes of this Section.

           8. PREPAYMENT. Borrower has the privilege to prepay the principal of this Note (in whole or in part) upon and subject to the following terms and conditions;

                 A. Borrower gives Lender at least five (5) Business Days prior written notice of such prepayment indicating the amount desired to be prepaid; and

                 B. Concurrently with such prepayment, Borrower shall pay all accrued and unpaid interest under this Note (whether or not then due), and all amounts then due under this Note.

           9. COST. Borrower promises to pay to Lender, immediately upon written notice from Lender, all reasonable actual cost, expenses, disbursements, and reasonable legal fees and expenses actually incurred by Lender or its counsel in the enforcement or attempted enforcement of this Note so long as Lender is the prevailing party in any such enforcement (but if Lender shall not be the prevailing party, then Lender shall pay Borrower's reasonable costs and expenses in connection with such enforcement). Without limitation on the foregoing, Borrower agrees to pay all costs of collection, including reasonable attorneys' fees (whether or not for salaried attorneys regularly employed by Lender) and all costs of any action or proceeding (including any bankruptcy proceeding), in case any payment is not paid when due, or in case it becomes necessary to enforce any other obligation of Borrower hereunder, or in the event Lender is made a party to any litigation because of the existence of the indebtedness evidenced by this Note, or any of them so long as Lender is the prevailing party in any such enforcement (but if Lender shall not be the prevailing party, then Lender shall pay Borrower's reasonable costs and expenses in connection with such enforcement).

           10. WAIVERS. Borrower waives diligence, presentment, protest and demand, notice of protest, of demand, of nonpayment, of dishonor and of maturity and agrees that time is of the essence of every provision hereof; and consents to any and all renewals, extensions or modifications of the terms hereof, including time for payment, and further agrees that any such renewal, extension or modification, or the release or substitution of any person or security for the indebtedness evidenced hereby, shall not affect the liability of any of such parties for the indebtedness evidenced by this Note. Any such renewals, extensions, modifications, releases or substitutions may be made without notice to any of such parties.

           11. REMEDIES CUMULATIVE. The rights and remedies of Lender as provided in this Note shall be cumulative and concurrent and may be pursued singly, successively or together against Borrower or any other persons or entities who are, or may become liable for all or any part of this indebtedness, and any other funds, property or security hereafter held by Lender for the payment hereof, or otherwise, at the sole discretion of Lender.

Failure to exercise any such right or remedy shall in no event be construed as a waiver or release of such rights or remedies, or the right to exercise them at any later time. The right, if any, of Borrower, and all other persons or entities, who are, or may become, liable for this indebtedness, to plead any and all statutes of limitation as a defense is expressly waived by each and all of such parties to the full extent permissible by law.

           12.   MISCELLANEOUS.

                 12.1 MANNER OF PAYMENT; NO OFFSETS. All payments due hereunder shall be made in lawful money of the United States of America. Such payments shall be made by check or, upon maturity at the option of Lender, by transferring the payment in federal or immediately available funds by bank wire or interbank transfer for the account of Lender with presentment and surrender of this Note, provided; however, that any payment of principal received after 2:00 p.m. Chicago time shall be deemed to have been received by Lender on the next Business Day and shall bear interest accordingly. All sums due hereunder shall be payable without offset, demand, abatement or counter-claim of any kind or nature whatsoever, all of which are hereby waived by Borrower.

                 12.2 FEE FOR STATEMENT. No fee shall be charged by Lender for any statement regarding the obligations evidenced hereby requested by Borrower to be furnished by Lender.

                 12.3    NO AMENDMENT OR WAIVER EXCEPT IN WRITING.  This
Note may be amended or modified only by a writing duly executed by Borrower and Lender, which expressly refers to this Note and the intent of the parties so to amend this Note. No provision of this Note will be deemed waived by Lender, unless waived in writing executed by Lender, which expressly refers to this Note, and no such waiver shall be implied from any act or conduct of Lender, or any omission by Lender to take action with respect to any provision of this Note. No such express written waiver shall affect any other provision of this Note, or cover any default or time period or event, other than the matter as to which an express written waiver has been given.

                 12.4 NO INTENT OF USURY. None of the terms and provisions contained in this Note, or in other documents or instruments related hereto, shall ever be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest permitted to be charged by applicable laws or regulation governing this Note ("Usury Laws"). Borrower shall never be required to pay interest on this Note in excess of the maximum interest that may be lawfully charged under such Usury Laws, as made applicable by the final judgment of a court of competent jurisdiction, and the provisions of this Section shall control over all other provisions hereof and of any other instrument executed in connection herewith or executed to secure the indebtedness evidenced hereby, which may be in apparent conflict with this Section. If Lender collects monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of that permitted to be charged by such Usury Laws, all such sums deemed to constitute interest in excess of the maximum rate shall, at the option of Lender, either be credited to the payment of principal or returned to Borrower.

                 12.5 GOVERNING LAW. This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York (without regard to conflicts of laws), except where federal law is applicable (including, without limitation, any applicable federal usury ceiling or other federal law preempting state usury laws).

                 12.6 CERTAIN RULES OF CONSTRUCTION. The headings of each Section of this Note are for convenience only and do not define or limit any provision of this Note. The provision of this Note shall be construed as a whole according to their common meaning, not strictly for or against any party, or any person or entity, who is or may become liable for the payment of this Note, and to achieve the objectives of the parties unconditionally to impose on Borrower the indebtedness evidenced by this Note. Whenever the words "including", "includes" or "include" are used in this Note (including any Exhibit hereto), they shall be read non-exclusively as though the phrase ", without limitation," immediately followed the same.

                 12.7 SEVERABILITY. If any term of this Note, or the application thereof to any person or circumstances, shall be invalid or unenforceable, the remainder of this Note, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Note shall be valid and enforceable to the fullest extent permitted by law.

                 12.8 NOTICES. Whenever Lender or Borrower shall desire to give or serve any notice, demand, request or other communication with respect to this Note ("Notice"), each such Notice shall be in writing and shall be personally served or sent by a commercial overnight delivery service or by certified mail, return receipt requested, and shall be deemed to have been received on the date actually received if personally served or on the next Business Day after deposit with an overnight delivery service or on the date of receipt or refusal as shown on the return receipt if sent by certified mail. The addresses of the parties to which Notices shall be sent (until notice of a change is served as provided in this Section) are as set forth below. Notice of a change of address shall be given by 15 days' advance written notice in the manner set forth in this Section 12.8:


           TO LENDER:

           c/o JMB Realty Corporation
           900 North Michigan Avenue
           Chicago, Illinois 60611

           With a copy to:

           Pircher, Nichols & Meeks
           1999 Avenue of the Stars

           Suite 2600
           Los Angeles, California 90067-6077
           Attention: Real Estate Notices (RCS/LJP)

           TO BORROWER:

           c/o Sage Realty Corporation
           777 Third Avenue
           New York, New York  10017

           With a copy to:

           Nixon, Hargrave, Devans & Doyle LLP
           437 Madison Avenue
           New York, New York 10022
           Attention: Thomas J. Dee, Esq.


                 12.9 Return of Note. Simultaneously with the payment in full and satisfaction of this Note, Lender shall return the original thereof to Borrower.

                 BORROWER:

                 JOHN STREET LEASE LLC,
                 a New York limited liability company

                 By:   W-JOHN LEASE LLC,
                       a New York limited liability company,
                       Its Managing Member


                       By:   THE WILLIAM KAUFMAN ORGANIZATION LTD.,
                             a New York corporation,
                             Agent

                             By:
                                      ------------------------------
                                      Robert Kaufman, President

EXHIBIT B-1

GUARANTY


           THIS GUARANTY (this "Guaranty") is executed as of      , 1997, by
MELVYN KAUFMAN, an individual, and ROBERT KAUFMAN, an individual (individually and collectively, jointly and severally, "Guarantor"), for the benefit of CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XI, an Illinois limited partnership ("Lender"), with reference to the following facts:

           A. Lender has agreed to lend Four Million Dollars ($4,000,000) (the "Loan") to JOHN STREET LEASE LLC, a New York limited liability company ("Borrower"), in connection with the acquisition by Borrower of an interest in certain property located at 767 Third Avenue, New York, New York (the "Property"), as more particularly described in Exhibit "A", by taking back a Purchase Money Note of even date herewith, by Borrower in favor of Lender, in the principal amount of the Loan (the "Note").

           B. As a condition to making the Loan, Lender has required that Guarantor guarantee the obligations of Borrower under the Loan in accordance with the terms of this Guaranty.

           NOW, THEREFORE, in consideration of Lender's agreement to make the Loan and as an inducement to Lender to do so, Guarantor covenants and agrees with Lender, for the benefit of the holder from time to time of the Note as follows:

           ARTICLE I. REPRESENTATIONS AND WARRANTIES

           Each individual Guarantor makes the following representations and warranties with respect to himself which shall be continuing representations and warranties until this Guaranty expires in accordance with the provisions contained herein:

           1.01. GUARANTY AUTHORIZED AND BINDING. There are no conditions precedent to the effectiveness of this Guaranty and this Guaranty has been duly executed and delivered and constitutes a valid and legally binding obligation of Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws generally affecting the enforcement of creditors' rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

           1.02. NO CONFLICT. The execution and delivery of this Guaranty are not, and the performance of this Guaranty will not be, in contravention of, or in conflict with, any law, rule, regulation or other legal requirement or any agreement, indenture or undertaking to which Guarantor is a party or by which it or any of its assets is or may be bound or affected and do not, and will not cause any security interest, lien or other encumbrance to be created or imposed upon any such assets.

           1.03. LITIGATION. There is no litigation or other proceeding pending or, to the best of knowledge of Guarantor, threatened against, or affecting, it or its properties which could reasonably be expected to be determined adversely to Guarantor and which, if determined adversely to Guarantor, would have a materially adverse effect on the financial condition, assets, businesses or operations of Guarantor or which prevents or interferes with or adversely affects Guarantor's entering into this Guaranty or the validity of this Guaranty or the carrying out of the terms hereof, and Guarantor is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

           1.04. SOLVENCY. The execution and delivery of this Guaranty will not (i) render Guarantor insolvent under generally accepted accounting principles nor render it Insolvent (as defined below), (ii) leave Guarantor with remaining assets which constitute unreasonably small capital given the nature of Guarantor's business, or (iii) result in the incurrence of Debts
(as defined below) beyond Guarantor's ability to pay them when and as they mature. Guarantor is not insolvent under generally accepted accounting principles nor Insolvent, regardless of the effect of this Guaranty on its financial condition. For the purposes of this Section, "Insolvent" means that the present fair salable value of assets is less than the amount that will be required to pay the probable liability on existing Debts as they become absolute and matured. For the purposes of this Section, "Debts" includes any legal liability for indebtedness, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent.

           1.05. FINANCIAL OR OTHER BENEFIT OR ADVANTAGE. Guarantor hereby acknowledges and warrants that (i) it has derived or expects to derive a financial or other benefit or advantage from the Loan and from each and every renewal, extension, release of collateral or other relinquishment of legal rights made or granted by Lender to Borrower in connecting with the Loan, and
(ii) Lender would not make the Loan but for this Guaranty.

           1.06. INFORMATION. Guarantor has established adequate means of obtaining from sources other than Lender, on a continuing basis, financial and other information pertaining to Borrower's financial condition, the Property and Borrower's activities relating thereto and the status of Borrower's performance of obligations imposed by the Note, and Guarantor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Guarantor's risks hereunder and Lender has made no representation to Guarantor as to any such matters.

           1.07. CAPACITY. Each individual comprising Guarantor has all necessary capacity, power and authority to make and carry out this Guaranty.

           ARTICLE II. AGREEMENT

           2.01. GUARANTY. Guarantor hereby, jointly and severally, unconditionally and irrevocably guarantees and agrees to timely perform and comply with the following obligations (collectively, the "Guaranteed Obligations"): the due and punctual payment of all amounts due under the Note (and all renewals, extensions, modifications and rearrangements thereof), including principal, interest and costs and expenses incurred in connection with the enforcement of the Note (if Lender shall be the prevailing party in connection with any such enforcement); provided, however, that if Lender is not the prevailing party, then Lender shall pay the reasonable costs and expenses of Guarantor in connection with such enforcement.

           2.02. OBLIGATIONS ABSOLUTE. The obligations of Guarantor hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by the following, any of which may be taken without the consent of, or notice to, Guarantor, nor shall any of the following give Guarantor any recourse or right of action against Lender:

           (a) Any express or implied amendment, modification, renewal, addition, supplement, extension (including extensions beyond the original term) or acceleration of the Note;

           (b) Any exercise or non-exercise by Lender of any right or privilege under this Guaranty or the Note;

           (c) Any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Guarantor or Borrower, or any guarantor (which term shall include any other party at any time directly or contingently liable for any of Borrower's obligations under the Note) or any affiliate of Borrower, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding, whether or not Guarantor shall have had notice or knowledge of any the foregoing;

           (d) Any release or discharge of Borrower from its liability under the Note or any release or discharge of any endorser or guarantor or of any other party at any time directly or contingently liable for the Guaranteed Obligations;

           (e) Any subordination, compromise, release (by operation of law or otherwise), discharge, collection, or liquidation of any collateral at any time held as security for the Note or otherwise in any manner, or any substitution with respect thereto;

           (f) Any assignment or other transfer of this Guaranty in whole or in part or the Note;

           (g) Any acceptance of partial performance of the Guaranteed Obligations; and

           (h) Any consent to the transfer of any collateral at any time held as security for the Note or otherwise.

           2.03. WAIVERS. Guarantor unconditionally waives any defense to the enforcement of this Guaranty (other than payment or performance), including, without limitation:

           (a) All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty;

           (b) Any right to require Lender to proceed against Borrower or any guarantor at any time or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy whatsoever at any time;

           (c) The defense of any statute of limitations affecting the liability of Guarantor hereunder, the liability of Borrower or any guarantor of the Note, or the enforcement hereof, to the extent permitted by law;

           (d) Any defense arising by reason of any invalidity or unenforceability of (or any limitation of liability in) the Note or any disability of Borrower or any guarantor or of any manner in which Lender has exercised its rights and remedies under the Note, or by any cessation from any cause whatsoever of the liability of Borrower or any guarantor (other than payment or performance);

           (e) Without limitation on clause (d) above, any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of Borrower or any principal of Borrower or any defect in the formation of Borrower or any principal of Borrower;

           (f) Any defense based upon the application by Borrower of the proceeds of the Loan for purposes other than the purposes represented by Borrower to Lender or intended or understood by Lender or Guarantor;

           (g) Any defense based upon an election of remedies by Lender, including any election to proceed by judicial or nonjudicial foreclosure of any security at any time for the Note held by Lender, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of Guarantor or the rights of Guarantor to proceed against Borrower or any guarantor for reimbursement, or both;

           (h) Any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other aspects more burdensome than that of a principal;

           (i) Any defense based upon Lender's election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute;

           (j) Any defense based upon any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code;

           (k) Any right of subrogation, reimbursement, exoneration, contribution or indemnity, or any right to enforce any remedy which Lender now has or may hereafter have against Borrower or any benefit of, or any right to participate in, any security now or hereafter held by Lender unless and until the Guaranteed Obligations shall have been fully paid and performed.

           2.04. SUBROGATION. Guarantor understands that the exercise by Lender of certain rights and remedies may affect or eliminate Guarantor's right of subrogation against Borrower or any guarantor and that Guarantor may therefore incur partially or totally nonreimbursable liability hereunder. Nevertheless, Guarantor hereby authorizes and empowers Lender, its successors, endorsees and assigns, to exercise in its or their sole discretion, any rights and remedies, or any combination thereof, which may then be available, it being the purpose and intent of Guarantor that the obligations hereunder shall be absolute, continuing, independent and unconditional under any and all circumstances.

           2.05. ADDITIONAL WAIVERS. Guarantor shall not be released or discharged, either in whole or in part, by Lender's failure or delay to (i) perfect or continue the perfection of any lien or security interest in any collateral which may hereafter secure the obligations of the Borrower, Guarantor, or any other guarantor, or (ii) protect the property covered by such lien or security interest.

           2.06. INDEPENDENT, SEPARATE AND UNSECURED OBLIGATIONS. The obligation of Guarantor hereunder is independent of the obligation of Borrower and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor whether or not Guarantor is the alter ego of Borrower and whether or not Borrower is joined therein or a separate action or actions are brought against Borrower. Lender's rights hereunder shall not be exhausted until all of the Guaranteed Obligations have been fully paid and performed. Except as otherwise provided in this Guaranty, this Guaranty is not secured and shall not be deemed to be secured by any security instrument unless such security instrument expressly recites that it secures this Guaranty.

           2.07. [INTENTIONALLY OMITTED]

           2.08. BANKRUPTCY NO DISCHARGE; REPAYMENTS. So long as any of the obligations guaranteed hereunder shall be owing to Lender, Guarantor shall not, without the prior written consent of Lender, commence or join with any other party in commencing any bankruptcy, reorganization or insolvency proceedings of or against Borrower. Guarantor understands and acknowledges that by virtue of this Guaranty, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Borrower.

As an example and not in any way of limitation, a subsequent modification of the Guaranteed

Obligations in any reorganization case concerning Borrower shall not affect the obligation of Guarantor to pay and perform the Guaranteed Obligations in accordance with its original terms. Notwithstanding anything to the contrary herein, the liability of Guarantor hereunder shall be reinstated and revived, and the rights of Lender shall continue, with respect to any amount at any time paid by or on behalf of Borrower on account of the Note which Lender shall restore or return by reason of the bankruptcy, insolvency or reorganization of Borrower or for any other reasons, all as though such amount had not been paid.

           2.09. PAYMENTS. It is understood that the obligations of Borrower to Lender may at any time and from time to time exceed the aggregate liability of Guarantor hereunder without impairing this Guaranty. Guarantor agrees that whenever Guarantor shall make payment to Lender hereunder on account of the liability hereunder, Guarantor will deliver such payment to Lender at the address provided in Section 3.09 below and notify Lender in writing that such payment is made under this Guaranty for such purpose. Lender shall apply payments for Borrower to the Guaranteed Obligations in such order as Lender may determine. No payment made hereunder by Guarantor to Lender shall constitute Guarantor as a creditor of Lender.

           2.10. CHANGE IN FINANCIAL CONDITION. Guarantor further covenants and agrees promptly to notify Lender of any material adverse change in Guarantor's financial condition.

           ARTICLE III. MISCELLANEOUS

           3.01. EXPENSES. Guarantor agrees to pay all costs and expenses, including reasonable attorneys' fees, which may be incurred by Lender in any effort to collect or enforce the Note or the obligations of Guarantor hereunder, whether or not any lawsuit is filed, including, without limitation, all costs and attorneys' fees incurred by Lender in any bankruptcy proceeding (including, without limitation, any action for relief from the automatic stay of any bankruptcy proceeding) (as long as Lender shall be the prevailing party in its efforts to enforce the Note and/or this Guaranty; but if Lender is not the prevailing party, then Lender shall pay the reasonable costs and expenses of Guarantor in connection with such enforcement). Such amounts shall bear interest from the date which shall be 5 days after demand therefor until paid at the Past Due Rate set forth in the Note.

           3.02. COMPLETE AGREEMENT. This Guaranty supersedes any prior negotiations, discussions or communications between Guarantor with respect to this Guaranty.

           3.03. AMENDMENTS. Neither this instrument nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

           3.04. SUCCESSORS. All of the terms of this instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, heirs, distributes and personal representatives, except that Guarantor shall not have the right to assign any of its rights or obligations under this Guaranty. The term "Borrower" shall mean both the named Borrower and any other person or entity at any time assuming or otherwise becoming primarily liable on all or any part of the obligations set forth in the Note.

           3.05. GOVERNING LAW. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflicts of law).

           3.06. ASSIGNABILITY BY LENDER. Lender may, at any time and from time to time, assign, conditionally or otherwise, all of the rights of Lender under the Note and under this Guaranty, whereupon such assignee shall succeed to all rights of Lender hereunder to the extent that such rights may be assigned to it. Lender, or each successor holder of the Note, shall give written notice to Guarantor of such assignment, but failure to give, or delay in giving, such notice shall not affect the validity of enforceability of any such assignment.

           3.07. DEMANDS. Each demand by Lender for performance or payment hereunder shall be in writing and shall be made in the manner set forth in
Section 3.09 below.

           3.08. TERMS. The obligations of Guarantor under the Guaranty shall continue in full force and effect until the obligations under the Note shall have been fully paid and performed and the expiration of the period of time during which payments by Borrower to Lender may be deemed to be preferential payments under the United States Bankruptcy Code or other similar applicable laws.

           3.09. NOTICES. Whenever Lender or Guarantor shall desire to give or serve any notice, demand, request or other communication with respect to this Guaranty ("Notice"), each such Notice shall be in writing and shall be personally served or sent by a commercial overnight delivery service or by certified mail, return receipt requested, and shall be deemed to have been received on the date actually received if personally served or on the next business day after deposit with an overnight delivery service or on the date of receipt or refusal as shown on the return receipt if sent by certified mail. The addresses of the parties to which Notices shall be sent (until notice of a change is served as provided in this Section) are as set forth below. Notice of a change of address shall be given by 15 days' advance written notice in the manner set forth in this Section:

           To Guarantor:

           Melvyn Kaufman
           c/o Sage Realty Corporation
           777 Third Avenue
           New York, New York  10017

           and to:

           Robert Kaufman
           c/o Sage Realty Corporation
           777 Third Avenue
           New York, NY  10017

           with a copy to:

           Nixon, Hargrave, Devans & Doyle, LLP
           437 Madison Avenue
           New York, NY  10022
           Attention: Thomas J. Dee, Esq.

           To Lender:

           c/o JMB Realty Corporation
           900 North Michigan Avenue
           Chicago, Illinois  60611

           with a copy to:

           Pircher, Nichols & Meeks
           1999 Avenue of the Stars, Suite 2600
           Los Angeles, California  90067-6077
           Attention: Real Estate Notices (RCS/LJP)


           3.10. MISCELLANEOUS. No delay or failure by Lender to exercise any remedy against Borrower or Guarantor will be construed as a waiver of that right or remedy. All remedies of Lender are cumulative. In the event that the provisions of this Guaranty are claimed or held to be inconsistent with any other instrument evidencing or securing the Loan, or the obligations of Guarantor, the terms of this Guaranty shall remain fully valid and effective. If Guarantor consists of more than one person or entity, the obligations hereunder shall be joint and several and in no event shall the liability of any other guarantor be conditioned upon the liability of any other guarantor (whether or not all stated guarantors actually execute and deliver this Guaranty or any other guaranty). When the context in which the words are used in this Guaranty indicates that such is the intent, words in the singular number shall include the plural and vice-versa. Use of the word "include", "includes", or "including" in this Guaranty (including any Exhibit hereto) shall be read as though the phrase ", without limitation," followed the same. If any one or more of the provisions of this Guaranty should be determined to be illegal or unenforceable, all other provisions shall remain effective.

           3.11. COUNTERPARTS. This Guaranty may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

           3.12. CERTIFICATES. At any time and from time to time, Guarantors may request a certificate from Lender (which shall be executed and delivered by Lender) stating: (i) whether or not this Guaranty has been terminated or satisfied or is then in full force and in effect; (ii) whether any demand for payment has been made; and (iii) whether or not to the knowledge of Lender any default is continuing under this Guaranty (and, if so, specifying the nature of such default(s) if any).

           3.13. RETURN OF GUARANTY. Upon the payment in full of the Note, and if at such time there shall be no unpaid Guaranteed Obligation hereunder, Lender shall return the original of this guaranty to Guarantors and shall acknowledge in a separate writing reasonably satisfactory in form and content to Guarantor that this Guaranty has been satisfied, subject, however, to the provisions of the last sentence of Section 2.08 (regarding repayments by Lender).

           IN WITNESS WHEREOF, each undersigned has executed this Guaranty as of the date first above written.


                            ______________________________
                            Melvyn Kaufman


                            ______________________________
                            Robert Kaufman